Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc. Announces Successful Completion of Add-On Offering of

$28.75 Million Series A Cumulative Redeemable Preferred Stock

NEW YORK, December 19, 2017 – Global Net Lease, Inc. (“GNL” or the “Company”) (NYSE: GNL) announced the successful completion of an underwritten public offering of 1,150,000 shares of its 7.25% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) at an offering price of $25.00 per share. This number of shares reflects the full exercise of the underwriter’s option to purchase up to an additional 150,000 shares.

The offering was a re-opening of GNL’s original issuance of Series A Preferred Stock, which occurred pursuant to an offering which initially closed on September 12, 2017, and the additional shares of Series A Preferred Stock will be consolidated, form a single series, and be fully fungible with the outstanding Series A Preferred Stock. The Series A Preferred Stock is listed on the New York Stock Exchange, under the symbol “GNL PR A.”

The Company intends to use the net proceeds from the offering to purchase additional properties, which have not yet been identified, and for general corporate purposes.

The sole book-running manager for the offering was BMO Capital Markets Corp.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6500